EXHIBIT 99.1

brooqLy, Inc enters into an Agreement with CIM Securities

to raise up to $3,000,000 in Funding

February 28, 2024.  brooqLy, Inc (OTCM: BRQL), an innovative technology company, reported today that it has entered into an engagement agreement with CIM Securities, LLC, a FINRA member broker-dealer as the Managing Placement Agent to raise up to $3,000,000 in a Regulation D, Rule 506(c) offering open only to verified accredited investors.

The Company desires to sell up to an aggregate of 6,000,000 shares of the Company’s common stock, par value US$0.0001 per share (the “Common Stock”), as follows:

(a) for those who invest $2,000 to $99,999, the Company is offering its Common Stock Shares at $0.50 per share

(b) for those who invest $100,000 to $249,999, the Company is offering its Common Stock Shares at $0.45 per share and

(c) for those Subscribers who invest more than $250,000, the Company is offering its Common Stock Shares at $0.40 per share.

The shares of Common Stock sold in this Offering will not be registered under the Securities Act of 1933, as amended, in reliance upon an exemption from securities registration afforded by the provisions of Regulation D, and Rule 506(c), as promulgated by the Commission under the Securities Act.  Regulation D Rule 506(c) is for accredited investors only.

THE PRELIMINARY OFFCERING MATERIALS BEING USED BY CIM SECURITIES CAN BE LOCATED ON OUR WEBSITE AT THE FOLLOWING:

www.brooqly.com/investors

About brooqLy:

brooqLy is a technology company that has developed an innovative platform for consumers, brands, and retail shops to connect and interact through a Social Networking experience. Currently the platform enables its users to purchase and send consumer products from collaborating retail shops, called “Treats”, to anyone, anywhere, and at any time, in a personalized way. The company aims to upgrade the platform to a holistic “out-of-home entertainment” platform by adding further user-friendly functionalities for its users.

Safe Harbor Statement

The press release may include certain statements that are not descriptions of historical facts but are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking terminology such as “may,” “expects,” “believes,” “anticipates,” “intends,” “projects,” or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein. No information in this press release should be construed in any way whatsoever as an indication of the Company’s future revenues, results of operations, or revenues.